EXHIBIT 99

FOR IMMEDIATE RELEASE              Media Contact:     John Cornwell, 3M
                                                      (651) 733-7698
                                   Investor Contact:  Jon Greer, 3M
                                                      (651) 736-1915
                                   Investor Contact:  Matt Ginter, 3M
                                                      (651) 733-8206
3M Elects Chairman, Chief Executive Officer;
W. James McNerney Jr., to Succeed L.D. DeSimone

ST. PAUL, Minn. - Dec. 5, 2000 - 3M announced today that W. James McNerney Jr. has been elected chairman and chief executive officer, effective Jan. 1, 2001. He succeeds L.D. DeSimone, who will remain with the company until April 1, 2001 to ensure a smooth transition.

McNerney, 51, was president and CEO of GE Aircraft Engines, a world-leading supplier of jet engines with more than $10 billion in annual revenue. His
GE career includes the top position at GE Lighting; president of GE Asia-Pacific; president and CEO of GE Electrical Distribution and Control; executive vice president of GE Capital, one of the world's largest financial services companies; and president of GE Information Services, a supplier of network computer services.

He holds a B.A. from Yale University and an M.B.A. from Harvard University.

"We are very pleased that Jim McNerney will be joining the 3M team," said L.D. DeSimone, 3M chairman of the board and chief executive officer. "The people of 3M have a long and outstanding record of innovation and a consistently high level of commercial and financial success. We're confident that his experience, leadership and personality will drive the company to new levels of success."

"I'm both honored and excited to have been chosen to lead this company," said McNerney. "3M is one of the world's great companies and tremendously strong from any point of view. I have long admired 3M, its people and its culture. I'm especially impressed with the strong leadership team and look forward to working with them."

                               - more -

3M Elects Chairman, Chief Executive Officer - Page 2

Speaking for the 3M Board, director Edward A. Brennan said, "We want to thank Desi for more than 43 years of service to the company, and especially for his leadership over the last decade. He demonstrated the courage and insight to make both difficult and correct decisions, always with an eye to sustaining 3M success well into the future."


3M is a $16 billion technology company with leading positions in electronics, telecommunications, industrial, consumer and office, health care, safety and other markets. Headquartered in St. Paul, Minn., the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M businesses share technologies, manufacturing operations, brands, market channels and other important resources. 3M is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 index. Additional information about the company is available at www.3M.com.

FROM:
3M Media Relations
3M Center, Building 225-1S-15
St. Paul, MN  55144-1000
(651) 733-8805